Gehl Company	Tel: 262/338-7517
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD 2005
FOURTH QUARTER AND ANNUAL SALES AND INCOME;
ISSUES 2006 FULL YEAR OUTLOOK

        WEST BEND, WI, February 27, 2006 – Gehl Company (NASDAQ NM: GEHL), today reported net income of $6.2 million or $.50 per share for the fourth quarter of 2005. This compares with net income of $2.9 million or $.29 per share for the final quarter of 2004. The 2005 fourth quarter was positively impacted by $.12 per share as a result of reversing, in full, a $1.5 million after-tax warranty charge the Company had recorded in its second quarter of 2005. Fourth quarter 2005 revenues were a record $108.7 million compared with $93.9 million in the same period a year earlier.

        Annual revenues were $478.2 million in 2005, also a record level, compared with $361.6 million in 2004. Construction segment net sales increased 42% to $344.0 million for 2005, reflecting continued strength in the North American construction markets and share gains in European markets. Agricultural segment net sales increased 13% to $134.2 million in 2005. Compact equipment sales within the Agricultural segment increased 28% in 2005, while agricultural implement shipments declined 16% from the prior year. Compact equipment sales within the Agricultural segment grew to 70% of segment sales in 2005 versus 62% in 2004.

        For the full year 2005, the Company’s net income totaled a record $21.8 million or $1.97 per share. Comparable results were $13.4 million or $1.47 per share in 2004.

        Key factors driving the increase in net income in 2005 included higher shipment volume, cost containment and effective pricing actions. These items were partially offset by higher net interest expense, due to higher average debt balances and higher interest rates in 2005 versus 2004, and higher expenses related to the sale of retail finance contracts.

( M O R E )

Gehl Company
Gehl Company Reports Record 2005
Fourth Quarter and Annual Sales and Income;
Issues 2006 Full Year Outlook
February 27, 2006

        “Our team performed extremely well in 2005,” said William D. Gehl, Chairman and Chief Executive Officer. “They are successfully executing our compact equipment focused strategy, and it is reflected in our 2005 financial performance. We tightly managed our costs, introduced innovative new products, expanded our telescopic handler manufacturing capacity, invested in state-of-the-art manufacturing technologies and improved our capital structure.”

2006 Full Year Outlook

        The Company’s markets for compact equipment continued to show strong demand throughout the fourth quarter of 2005. Orders in the fourth quarter increased over 100% compared to the prior year, driven largely by the Company’s introduction of its new E-Series skid loader line and the continuing strength of rental industry demand for telescopic handlers. Backlog at December 31, 2005, of $186.3 million, increased over 180% from year-end 2004.

        Based on 2006 forecasted market growth for compact equipment in North America, as well as the Company’s recent order rate, backlog position and production capacity, the Company expects 2006 net sales to be in the range of $510 million to $520 million, an increase of between 7% and 9% over 2005 levels. Operating margins are expected to continue to improve as the result of initiatives to tightly manage costs and improve efficiencies throughout the organization.

        Provided general economic conditions continue to be favorable, input prices remain stable, and the availability of product from the Company’s suppliers is sufficient to meet demand, the Company expects to earn in the range of $2.13 to $2.18 per share in 2006. Expected earnings per share include an estimated $.06 per share of compensation expense related to the Company’s adoption, in the first quarter of 2006, of Statement of Financial Accounting Standards No.123R, which requires companies to recognize compensation expense for all stock-based awards.

( M O R E )

Gehl Company
Gehl Company Reports Record 2005
Fourth Quarter and Annual Sales and Income;
Issues 2006 Full Year Outlook
February 27, 2006

        All earnings per share information included in this release is on a fully diluted basis.

Conference Call

        A conference call is scheduled for 1 p.m. CST on Monday, February 27, 2006. The call will review the 2005 fourth quarter and full year earnings and discuss the Company’s outlook for 2006.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 578-5747 or (617) 213-8054 up to 15 minutes before the call begins. The passcode is 49250467. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab and then clicking on Web Casts and then selecting the 4th Quarter and 2005 Year End Financial Earnings Conference Call Web Cast. A replay of the conference call will be available beginning at 3:00 p.m. CST. An archive of the presentation will be available for one year on the web site after the call. A telephonic replay of the audio presentation will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay pass code is 25732912.

( M O R E )

Gehl Company
Gehl Company Reports Record 2005
Fourth Quarter and Annual Sales and Income;
Issues 2006 Full Year Outlook
February 27, 2006

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, costs related to potential product line and/or facility rationalizations that may arise as a result of the Company’s ongoing study of cyclical and structural changes in demand for its products, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to implement a new asset securitization program, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for 2006, including those listed in the “2006 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

( M O R E )

Gehl Company
Gehl Company Reports Record 2005
Fourth Quarter and Annual Sales and Income;
Issues 2006 Full Year Outlook
February 27, 2006

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (http://www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share data)

	For the Fourth Quarter Ended		For the Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
NET SALES	$108,662	$93,942	$478,214	$361,598
Cost of goods sold	87,150	76,602	384,493	289,910

GROSS PROFIT	21,512	17,340	93,721	71,688
Selling, general
and administrative expenses	11,401	13,256	55,411	50,980

INCOME FROM OPERATIONS	10,111	4,084	38,310	20,708
Interest expense	(1,029)	(962)	(5,469)	(2,838)
Interest income	1,091	894	4,314	2,312
Other (expense) income, net	(983)	353	(4,324)	(197)

INCOME BEFORE INCOME TAXES	9,190	4,369	32,831	19,985
Provision for income taxes	2,994	1,442	11,031	6,598

NET INCOME	$6,196	$2,927	$21,800	$13,387

NET INCOME PER SHARE
Diluted	$0.50	$0.29	$1.97	$1.47
Weighted average number of common
shares and common stock equivalents	12,449	10,209	11,054	9,134
Basic	$0.52	$0.30	$2.06	$1.51
Weighted average number of common
shares	11,956	9,854	10,583	8,841

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash	$4,842	$5,262
Accounts receivable - net	175,932	123,514
Finance contracts receivable - net	34,524	73,343
Inventories	43,580	38,925
Deferred income taxes	7,483	8,104
Prepaid expenses and other current assets	8,100	2,859

Total current assets	274,461	252,007
Property, plant and equipment - net	36,272	34,072
Goodwill	11,748	11,748
Other assets	25,691	10,373

Total assets	$348,172	$308,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$74,296	$89,159
Long-term debt obligations	52,069	69,467
Other long-term liabilities	12,331	11,866
Deferred income taxes	983	1,247
Total shareholders’ equity	208,493	136,461

Total liabilities and shareholders’ equity	$348,172	$308,200

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Year Ended
	December 31, 2005	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,800	$13,387
Adjustments to reconcile net income to net cash
used for operating activities:
Depreciation and amortization	4,945	4,664
Gain on sale of property, plant and equipment	(162)	(119)
Compensation expense for long-term incentive stock grants	232	--
Tax benefit related to exercise of stock options	1,110	636
Deferred income taxes	(206)	(1,145)
Cost of sales of finance contracts	2,732	260
Proceeds from the sales of finance contracts	190,028	65,464
Increase in finance contracts receivable	(154,902)	(138,027)
(Decrease) increase in cash due to changes in:
Accounts receivable - net	(54,446)	(30,500)
Inventories	(6,037)	(6,787)
Accounts payable	4,426	9,898
Remaining working capital items	(17,171)	(897)

Net cash used for operating activities	(7,651)	(83,166)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(7,575)	(3,669)
Proceeds from the sale of property, plant and equipment	478	2,330
Other	20	(290)

Net cash used for investing activities	(7,077)	(1,629)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments of) proceeds from revolving credit loans	(17,595)	42,705
(Repayments of) proceeds from other borrowings - net	(17,298)	20,414
Proceeds from issuance of common stock	49,201	23,250

Net cash provided by financing activities	14,308	86,369
Net (decrease) increase in cash	(420)	1,574
Cash, beginning of period	5,262	3,688

Cash, end of period	$4,842	$5,262